                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              --------------------


         Date of report (date of earliest event reported): April 4, 2002
                                                           -------------


                        Cogent Communications Group, Inc.
                        ---------------------------------
                          (Exact Name of Registrant as
                              Specified in Charter)

                                     1-31227
                                     -------
                              (Commission File No.)

                                   52-2337274
                                   ----------
                                  (IRS Employer
                               Identification No.)

                                    Delaware
                                    --------
                          (State or Other Jurisdiction
                                of Incorporation)


                              1015 31st Street N.W.
                              Washington, DC 20007
                              (Address of Principal
                               Executive Offices)


                                 (202) 295-4200
                                 --------------
                             (Registrant's telephone
                          number, including area code)

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

           As reported on its current report on Form 8-K filed April 4, 2002, on April 2, 2002, Cogent Communication Corporation, Inc. ("Cogent") completed its acquisition of certain assets and the assumption of certain liabilities of PSINet Inc. ("PSINet").

           Pursuant to Item 7(a)(4) of Form 8-K, this Form 8-K/A amends the current report on Form 8-K filed April 4, 2002 to include (1) the statements of PSINet required by Item 7(a) of Form 8-K and (2) the pro forma financial information required by Item 7(b) of Form 8-K.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Businesses Acquired.

     The following financial statements required by Item 7(a) of Form 8-K relating to PSINet are filed herewith:

     Report of Independent Accountants

     Statement of Assets Acquired and Liabilities Assumed as of December 31,
         2001 and March 31, 2002 (unaudited)

     Statements of Revenues and Direct Expenses for the year ended December 31, 2001 and the three months ended March 31, 2002 (unaudited) and March 31, 2001 (unaudited)

     Notes to Statements

(b)  Pro Forma Financial Information.

     The following pro forma financial information required by Item 7(b) of Form 8-K relating to Cogent's acquisition of certain assets and the assumption of certain liabilities of PSINet is filed herewith:

     - Cogent Communications Group, Inc. pro forma balance sheet as of March 31, 2002 (unaudited)

     -  Explanatory notes to pro forma balance sheet

     - Cogent Communications Group, Inc. pro forma balance sheet as of December 31, 2001 (unaudited)

     -  Explanatory notes to pro forma balance sheet

     - Cogent Communications Group, Inc. pro forma statement of operations for the year ended December 31, 2001 (unaudited)

     -  Explanatory notes to pro forma statement of operations

     - Cogent Communications Group, Inc. pro forma statement of operations for the three months ended March 31, 2002 (unaudited)

     -  Explanatory notes to pro forma statement of operations

(c)  Exhibits

     2.1 Asset Purchase Agreement, dated February 26, 2002, by and among Cogent Communications, PSINet et al. (previously filed as Exhibit 2.1 to our Form 8-K, dated February 26, 2002, and incorporated herein by reference).

                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  COGENT COMMUNICATIONS GROUP, INC.


Date:    June 17, 2002            By: /s/ THADDEUS G. WEED
                                      --------------------------------------
                                      Name:  Thaddeus G. Weed
                                      Title: Vice President and Controller

                        REPORT OF INDEPENDENT ACCOUNTANTS

                                    --------

To the Board of Directors and
Shareholders of Cogent Communications Group, Inc.

We have audited the accompanying Statement of Assets Acquired and Liabilities Assumed and the related Statement of Revenues and Direct Expenses of PSINet Inc. Project Phoenix as of and for the year ended December 31, 2001. These statements are the responsibility of the management of Cogent Communications Group, Inc. ("Cogent"). Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Cogent's Current Report on Form 8-K) as described in Note 2 and are not intended to be a complete presentation of the financial position or results of operations of PSINet Inc.

In our opinion, the statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed as of December 31, 2001 and the revenues and direct expenses for the year ended December 31, 2001, as described in Note 2, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, on April 2, 2002, Cogent acquired selected assets and liabilities of PSINet Inc. for a total cash purchase price of approximately $9.5 million.


/s/ PricewaterhouseCoopers LLP
Washington, D.C.
June 13, 2002

                           PSINET INC. PROJECT PHOENIX
                          STATEMENT OF ASSETS ACQUIRED
                             AND LIABILITIES ASSUMED

                                    --------

                                                                                                               MARCH 31,
                                                                                            DECEMBER 31,          2002
                                                                                                2001          (UNAUDITED)
                                                                                          ------------------ --------------
ASSETS ACQUIRED:

  Accounts receivable (net of allowance for doubtful accounts of
     $2,027,000 and $2,168,000, respectively)                                             $       2,803,000  $   2,738,000
  Other assets                                                                                      134,000        134,000
  Fixed assets, net                                                                               9,626,000      8,889,000
                                                                                          ------------------ --------------

          Total assets acquired                                                                  12,563,000     11,761,000
                                                                                          ------------------ --------------

LIABILITIES ASSUMED:

  Deferred revenue                                                                                2,386,000      2,472,000
                                                                                          ------------------ --------------

          Total liabilities assumed                                                               2,386,000      2,472,000
                                                                                          ------------------ --------------

          Net assets acquired                                                             $      10,177,000  $   9,289,000
                                                                                          ================== ==============


                   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                              OF THESE STATEMENTS.

                           PSINET INC. PROJECT PHOENIX

                           STATEMENTS OF REVENUES AND
                                 DIRECT EXPENSES

                                    --------

                                                                                         THREE-MONTH      THREE-MONTH
                                                                                         PERIOD ENDED     PERIOD ENDED
                                                                                          MARCH 31,        MARCH 31,
                                                                      YEAR ENDED             2002             2001
                                                                   DECEMBER 31, 2001     (UNAUDITED)      (UNAUDITED)
                                                                  -------------------  ----------------  -----------------
Revenues, net                                                       $     56,916,000    $   14,105,000      $  13,444,000
                                                                    ----------------    --------------      -------------
Direct expenses:
  Cost of revenues                                                        50,752,000        11,206,000         12,399,000
  Sales and marketing                                                      2,846.000           745,000            689,000
  General and administrative                                              11,339,000         1,089,000          3,323,000
  Depreciation and amortization                                           92,962,000         1,082,000         17,890,000
  Impairment charges                                                     295,521,000               -                  -
                                                                    ----------------    --------------      -------------

      Total direct expenses                                              453,420,000        14,122,000         34,301,000
                                                                    ----------------    --------------      -------------

Excess of direct expenses over revenues                             $   (396,504,000)   $      (17,000)     $ (20,857,000)
                                                                    ================    ==============      =============


                   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                              OF THESE STATEMENTS.

                           PSINET INC. PROJECT PHOENIX

                               NOTES TO STATEMENTS

                                    --------

1.   BUSINESS AND ASSET PURCHASE AGREEMENT

     On February 26, 2002, a wholly-owned subsidiary of Cogent Communications Group, Inc. ("Cogent") entered into an agreement to acquire selected assets and liabilities of PSINet Inc.'s United States operations ("PSINet Project Phoenix"). The acquisition was consummated on April 2, 2002 (the "Close Date") for a total cash purchase price of approximately $9.5 million.

     PSINet Inc. ("PSINet") was organized in October 1989 and provided retail and wholesale Internet services and end-to-end information technology (IT) services, primarily to business customers. PSINet's services and products included dedicated and global dial-up access, managed services, collocation and shared hosting, enterprise resource planning system implementation, application development, application service provider offerings and managed applications. PSINet also provided wholesale and private label network connectivity and related services to other Internet service providers and telecommunications carriers to further utilize its network capacity. The provision of wholesale internet services, end-to-end IT solutions, and private label network connectivity and related services either ceased during 2001 or was not part of the acquired business noted above.

     On May 31, 2001, PSINet filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. From May 31, 2001 through April 1, 2002, PSINet continued to operate their business as a debtor-in-possession.

     Assets acquired by Cogent included all accounts receivable balances, security deposits and prepayments related to acquired assets, certain owned telecommunications, computer and office equipment, certain leasehold improvements and certain indefeasible rights-of-use (IRU) capital lease agreements for fiber optic cable. Cogent also acquired certain assets and succeeded to certain agreements not reflected in PSINet's historical financial statements, prepared in accordance with accounting principles generally accepted in the United States of America. Such assets and agreements included customer contracts, certain intellectual property, the PSINet tradename, selected peering arrangements and operating leases for three web-hosting data centers, which were assumed on a prospective basis from the Close Date. Cogent has assumed the obligation to provide services to certain customers subsequent to the Close Date, including those for which PSINet had received payment for such services prior to April 2, 2002. As a result of these obligations, deferred revenues are reflected in the statement of assets acquired and liabilities assumed. Cogent also assumed certain leased circuits on a prospective basis from the Close Date.

                           PSINET INC. PROJECT PHOENIX

                               NOTES TO STATEMENTS

                                    --------

2.  BASIS OF PRESENTATION

     The accompanying statement of assets acquired and liabilities assumed as of December 31, 2001 and the statement of revenues and direct expenses for the year then ended has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") (for inclusion in Cogent's Current Report on Form 8-K). The net assets acquired constitute a business pursuant to rules and regulations of the SEC.

     The statement of assets acquired and liabilities assumed includes those United States assets and liabilities of PSINet which are subject to the asset purchase agreement, as described in more detail in Note 1 above and in Section 2 of the Asset Purchase Agreement dated February 26, 2002.

     The statement of revenues and direct expenses includes only those revenues and expenses directly related to the acquired assets in the United States. Although Cogent acquired all of PSINet U.S. accounts receivable, including accounts receivable arising from customer relationships that were not acquired by Cogent, only revenues related to the customer relationships that were acquired and which will be served by Cogent on a prospective basis are included in this statement of revenues and direct expenses. Although Cogent did not acquire all of the U.S. fixed assets and software utilized by PSINet, the depreciation and other charges related to certain of these assets which were not acquired are included as direct expenses since they were necessary to support the revenue base of the acquired business during the periods presented. It was impracticable to allocate a certain portion of depreciation and other charges to the acquired business since such assets formed a network which, as a whole, was necessary to support the acquired revenue base. As such, all depreciation and other charges related to the aforementioned assets are included as direct expenses.

     Direct expenses also include an allocation of certain expenses directly attributable to the acquired business, the most significant of which relate to advertising, property taxes, licenses, building depreciation and internal communications charges. Allocation methodologies were based on relative percentages of the acquired business as compared to PSINet's United States business, including relative revenue, relative payroll costs, relative fixed asset balances and relative square feet of the owned headquarters building. The use of these allocation methodologies necessarily involved estimates and judgments; management believes the allocation methodologies and resulting percentages represent a reasonable and appropriate approach to allocating such direct expenses. Although the headquarters building is not being purchased by Cogent, a certain portion of the depreciation was allocated as a direct cost, given that the building was used for operating purposes to support the revenue base of the acquired business during the periods presented.

                           PSINET INC. PROJECT PHOENIX

                               NOTES TO STATEMENTS

                                    --------

     All non-direct costs such as income taxes, treasury, accounting and legal services, goodwill amortization, interest expense and other non-operating expenses, have been excluded from this statement.

     The statements are not indicative of the financial condition or results of operations of the acquired business on a prospective basis due to changes in the business, including, among other things, the bankruptcy proceedings of PSINet. Further, the omission or inclusion of various operating expenses in these statements may not be indicative of such expenses of the acquired business on a prospective basis.

     Given the nature of these statements, the preparation of cash flow information relating to operating, investing and financing activities of PSINet Project Phoenix was impracticable.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies not disclosed elsewhere in the statements are as follows:

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         UNAUDITED INTERIM STATEMENTS

         In the opinion of Cogent management, the accompanying unaudited statement of assets acquired and liabilities assumed as of March 31, 2002 and the unaudited statements of revenues and direct expenses for the three-month periods ended March 31, 2002 and 2001 contain all adjustments of a normal, recurring nature which are necessary for a fair statement of the results for the interim periods presented. The revenues and direct expenses are not necessarily indicative of results for the entire year.

                           PSINET INC. PROJECT PHOENIX

                               NOTES TO STATEMENTS

                                    --------

         REVENUE RECOGNITION

         Revenue is recognized when persuasive evidence of an agreement exists, the terms are fixed or determinable, services are performed and collection is reasonably assured.

         Revenues from access and hosting services are recognized ratably over the terms of the contracts, which are generally one to three years. Revenues are recorded net of customer credits. Cash received in advance of revenue earned is recorded as deferred revenues.

         ADVERTISING COSTS

         Advertising costs are expensed in the period incurred. Advertising expenses were $1,387,000 for the year ended December 31, 2001.

         CONCENTRATIONS OF CREDIT RISK AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

         Financial instruments that potentially present concentrations of credit risk consist of accounts receivable. Credit risk inherently increased after PSINet's voluntary petition for bankruptcy on May 31, 2001 and after customers became aware of the proposed acquisition by Cogent. The allowance for doubtful accounts was based on an analysis of all U.S. customers of PSINet since Cogent acquired all of PSINet's receivables, despite the fact that Cogent will only service a certain portion of the customers on a prospective basis. Bad debt expense of $491,000 for the year ended December 31, 2001 and of $123,000 (unaudited) and $141,000 (unaudited) for the three- month periods ended March 31, 2001 and 2002, respectively, relate only to the acquired customer base which will be served by Cogent on a prospective basis.

         No individual customer accounted for more than 10% of PSINet Project Phoenix' revenue for the year ended December 31, 2001 or accounts receivable at December 31, 2001.

         EQUIPMENT AND LEASEHOLD IMPROVEMENTS

         Telecommunications, computer and office equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, which range from three to five years. Cost includes major expenditures for improvements and replacements that extend useful lives or increase capacity of the assets. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements include costs associated with

                           PSINET INC. PROJECT PHOENIX

                               NOTES TO STATEMENTS

                                    --------

         telecommunications equipment installations and building improvements and are depreciated over the shorter of the estimated useful life (generally five to seven years) or the related lease term.

         INDEFEASIBLE RIGHTS-OF-USE AGREEMENTS

         Indefeasible right-of-use (IRU) agreements represent the right to access and use certain dark and lit fiber facilities obtained under capital-lease agreements. The IRU agreements are recorded at their historical cost if paid up-front or at the net present value of the future minimum lease payments. The cost is being amortized on a straight-line basis over the respective terms of the arrangements, which range from six years to twenty years based on the amendments in effect at December 31, 2001. Cogent has purchased five IRU agreements in connection with the acquisition. PSINet entered into amendments for two IRU agreements during 2001 to reduce the terms of the agreements; these amendments did not change the capital lease classification of the arrangements. On April 2, 2002, one other IRU agreement was amended to reduce the term from 20 years to 8 years; this amendment also did not change the capital lease classification of the arrangement. Interest costs associated with significant capital additions are capitalized.

         IMPAIRMENT OF ASSETS

         Management periodically evaluates the recoverability of its long-lived assets, including assets under IRU arrangements. When indicators of potential impairment are present, management evaluates the carrying value of these assets in relation to the operating performance of the business and future undiscounted cash flows expected to result from the use of these assets to determine if an impairment exists. If an impairment is present, the assets are reported at the lower of carrying value or fair value. See discussion of 2001 impairment charges in Note 4.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         Financial instruments consist of accounts receivable. The fair value of accounts receivable at December 31, 2001 approximates the net carrying value of such receivables at that date.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In October 2001, the FASB issued SFAS No. 144, Accounting For The Impairment Or Disposal Of Long-Lived Assets. This statement replaces SFAS No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of.

                           PSINET INC. PROJECT PHOENIX

                               NOTES TO STATEMENTS

                                    --------

         SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and for those to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30 for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. This statement is effective for PSINet beginning January 1, 2002. The adoption of SFAS No. 144 did not result in a material impact to the statements of PSINet Project Phoenix.


4.    IMPAIRMENT OF ASSETS

      In light of the difficulty in readily disposing of PSINet's U.S. assets in bankruptcy, management determined during the fourth quarter of 2001 that the estimated undiscounted cash flows associated with long-lived assets acquired would not be sufficient to recover the net book value of such assets. In accordance with SFAS No. 121, PSINet Project Phoenix recorded an impairment charge of approximately $295 million at December 31, 2001 to reflect its long-lived assets at estimated fair value. The fair values, as required by SFAS No. 121, did not consider the value of such assets in a forced sale or liquidation; rather, the values were based upon the purchase price paid by Cogent and allocated to the individual long-lived assets based upon industry fair value comparables (including recent Cogent acquisitions) for the related assets. Such fair value allocations necessarily involved the use of judgments and estimates which management believe to be reasonable and appropriate.


5.    FIXED ASSETS

      Fixed assets consisted of the following:

                                                                                     MARCH 31,
                                                                     DECEMBER          2002
                                                                     31, 2001       (UNAUDITED)
                                                                ----------------  -----------------
       Equipment                                                $       940,000    $       940,000
       Leasehold improvements                                           658,000            658,000
       Indefeasible rights-of-use agreements                          8,028,000          8,028,000
                                                                ----------------   ----------------

                                                                      9,626,000          9,626,000
       Less:  Accumulated depreciation                                 -                  (737,000)
                                                                ----------------   ----------------

                                                                $     9,626,000    $     8,889,000
                                                                ================   ================

                           PSINET INC. PROJECT PHOENIX

                               NOTES TO STATEMENTS

                                    --------

      The cost basis of the fixed assets at December 31, 2001 represents the new cost basis subsequent to the impairment write-down (Note 4). Equipment consists principally of telecommunications equipment and, to a lesser extent, office equipment. Leasehold improvements relate to the three web-hosting data center operating lease sites assumed by Cogent. IRU assets relate to five capital lease arrangements (Note 3).


6.    COMMITMENTS

      PSINet Project Phoenix has guaranteed monthly usage levels of data and voice communications with certain of its telecommunications vendors. In addition, PSINet Project Phoenix has separate operating and maintenance agreements related to the IRU's and non-cancelable operating leases for three web-hosting data centers. Charges under the operating and maintenance agreements expire in various years through 2019. The operating leases expire in various years through 2009. At December 31, 2001, future minimum lease payments under these agreements are as follows:

                                                      Operating and
                                                       Maintenance       Operating
                                                        Agreements         Leases             Total
                                                      --------------    -------------     -------------
         2002                                          $   4,550,000    $   1,646,000     $   6,196,000
         2003                                              1,925,000        1,446,000         3,371,000
         2004                                                 50,000        1,304,000         1,354,000
         2005                                                 51,000        1,343,000         1,394,000
         2006                                                 51,000        1,383,000         1,434,000
         Thereafter                                          357,000        4,198,000         4,555,000
                                                      --------------    -------------     -------------

                                                      $    6,984,000    $  11,320,000     $  18,304,000
                                                      ==============    =============     =============

     Total operating and maintenance expense and rent expense for these operating leases totaled $13,985,000 and $2,091,000, respectively, for the year ended December 31, 2001.

          UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

    The following unaudited condensed combined pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared to give effect to the merger between Cogent and Allied Riser Communications Corporation, Cogent's September 6, 2001 acquisition of certain assets of NetRail, Inc., and Cogent's April 2, 2002 acquisition of certain assets of PSINet, Inc., using the purchase method of accounting for business combinations. The merger and acquisition of certain PSINet, Inc. and NetRail, Inc. assets are being accounted for as purchase business combinations. as defined by SFAS
No. 141. Cogent is the acquiring enterprise for purposes of accounting for the merger, and the PSINet and NetRail asset acquisitions.

    In accordance with Article 11 of Regulation S-X under the Securities Act, unaudited condensed combined pro forma balance sheets ("the pro forma balance sheets") as of March 31, 2002, and December 31, 2001, and unaudited condensed combined pro forma statements of operations ("the pro forma statements of operations") for the three months ended March 31, 2002, and the year ended December 31, 2001, have been prepared to reflect, for accounting purposes, the merger of Allied Riser and Cogent, the impact of Cogent's October 2001 credit facility, and the acquisitions by Cogent of certain assets of PSINet, Inc. and NetRail, Inc. For all periods included in the pro forma statements of operations, the average number of common and common equivalent shares gives effect to the exchange ratio of one share of Allied Riser for 0.0321679 shares of Cogent.

    The following pro forma financial statements have been prepared based upon the historical financial statements of Cogent, PSINet, Allied Riser and NetRail, respectively. The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements of Cogent as of December 31, 2001 and 2000, for the year s ended December 31, 2001 and 2000, and for the period from inception (August 9, 1999) to December 31, 1999, and the unaudited condensed consolidated financial statements as of March 31, 2002, and for the three month periods ended
March 31, 2002 and 2001; (b) the historical consolidated financial statements and related notes thereto of Allied Riser and NetRail; and (c) the historical statements of PSINet, Inc.

    The pro forma balance sheet as of March 31, 2002, assumes that the April 2, 2002 acquisition of certain assets of PSINet was completed on March 31, 2002. The pro forma balance sheet includes historical unaudited consolidated balance sheet data of Cogent and PSINet as of March 31, 2002. The Allied Riser merger closed on February 4, 2002 and the acquisition of certain assets of NetRail occurred in September 2001. As a result these transactions are reflected in Cogent's March 31, 2002 historical balance sheet. The pro forma balance sheet as of December 31, 2001, assumes that the merger and the acquisition of certain assets of PSINet, Inc. were completed on December 31, 2001. The pro forma December 31, 2001 balance sheet includes historical audited consolidated balance sheet data of Cogent, Allied Riser, and PSINet as of December 31, 2001.

    The pro forma statements of operations assume the merger and Cogent's acquisitions of certain assets of PSINet, Inc. and NetRail, Inc. occurred on January 1, 2001. The pro forma statements of operations for the year ended December 31, 2001, include the historical consolidated statement of income data of Cogent, PSINet, Allied Riser for the year ended December 31, 2001 and the historical consolidated unaudited statement of operations data of NetRail for the period from January 1, 2001 to the acquisition date--September 6, 2001. The pro forma statements of operations for the three- month period ended March 31, 2002, include the historical consolidated unaudited statement of operations data of Cogent and PSINet, for the three -month period ended March 31, 2002 and the historical consolidated unaudited statement of operations data of Allied Riser for the period from January 1, 2002 to January 31, 2002. Allied Riser operating data for the period from February 1, 2002 to the merger date--February 4, 2002, were not significant.

    The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if these transactions had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential costs savings, or one-time charges which may result from these transactions or the final result of valuations of property, plant and equipment, intangible assets, debt, and other obligations. Cogent is currently integrating the operations of the Allied and PSINet, which will involve costs including, among others, the settlement of operating commitments, which are material.

                       COGENT COMMUNICATIONS GROUP, INC.
              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2002
                             (DOLLARS IN THOUSANDS)

                                                                            PSINET PRO        COGENT &
                                                                               FORMA         PSINET PRO
                                                  HISTORICAL   HISTORICAL   ACQUISITION        FORMA
                                                    COGENT       PSINET     ADJUSTMENTS       COMBINED
                                                  ----------   ----------   -----------      ----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.......................   $ 98,109      $    --      $(6,450)(a)    $  91,659
Short-term investments..........................      3,959           --           --            3,959
Accounts receivable, net........................      2,178        2,738           --            4,916
Prepaid expenses and other current assets.......      6,145          134           --            6,279
                                                   --------      -------                     ---------
  Total current assets..........................    110,391        2,872           --          106,813
PROPERTY AND EQUIPMENT, net.....................    251,621        8,889       (8,643)(b)      251,867
GOODWILL AND OTHER INTANGIBLE ASSETS, net.......      9,457           --        9,604 (c)       19,061
OTHER ASSETS, net...............................     22,713           --       (3,000)(d)       19,713
                                                   --------      -------                     ---------
  Total assets..................................   $394,182      $11,761           --        $ 397,454
                                                   ========      =======                     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable................................   $  4,506      $    --           --        $   4,506
Accrued liabilities.............................     25,030        2,472          800 (e)       28,302
Current maturities of capital lease
  obligations...................................      2,398           --           --            2,398
                                                   --------      -------                     ---------
  Total current liabilities.....................     31,934        2,472           --           35,206
CAPITAL LEASE OBLIGATIONS, net of current
  maturities....................................     31,267           --           --           31,267
LONG-TERM LIABILITIES:
Credit facility.................................    191,919           --           --          191,919
Other long term liabilities.....................      1,150           --           --            1,150
Convertible notes, net of discount..............     33,994           --           --           33,994
                                                   --------      -------                     ---------
  Total liabilities.............................    290,264        2,472                       293,536
                                                   ========      =======                     =========

STOCKHOLDERS' EQUITY:
Convertible preferred stock, Series A...........     25,892           --           --           25,892
Convertible preferred stock, Series B...........     90,009           --           --           90,009
Convertible preferred stock, Series C...........     61,345           --           --           61,345
Common stock....................................          4           --           --                4
Additional paid-in capital......................     48,432           --           --           48,432
Warrants........................................      9,013           --           --            9,013
Deferred compensation...........................     (9,892)          --           --           (9,892)
Accumulated other comprehensive loss............         (2)          --           --               (2)
Accumulated (deficit)...........................   (120,883)       9,289       (9,289)(f)     (120,883)
                                                   --------      -------                     ---------
  Total stockholders' equity....................   $103,918      $ 9,289                       103,918
                                                   ========      =======                     =========
  Total liabilities and stockholders' equity....   $394,182      $11,761                     $ 397,454
                                                   ========      =======                     =========

       See Notes to Unaudited Condensed Combined Pro Forma Balance Sheet

       NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2002

(a) Represents cash paid of $6.5 million in April 2002.

(b) Represents the adjustment to record PP&E to its estimated fair value of $246,000

(c) Represents the excess of the purchase price over the estimated fair value of net assets acquired:

    The PSINet purchase price allocation is preliminary and may change upon final determination of the fair value of the assets and liabilities acquired.

                                                                     AMOUNTS
     PSINET, INC.                                                  IN THOUSANDS
     ------------                                                  ------------
     Cash paid...................................................     $ 9,450
     Transaction expenses........................................         800
                                                                      -------
     Total purchase price........................................      10,250
                                                                      -------
     Estimated fair value of net assets acquired.................         646
                                                                      -------
     Purchase price in excess of estimated fair value............     $ 9,604
                                                                      =======
     Purchase price allocated to:
     Customer contracts..........................................     $ 3,940
     Peering agreements..........................................       3,940
     Trade name..................................................       1,478
     Non-compete agreement.......................................         246
                                                                      -------
     Total.......................................................     $ 9,604
                                                                      =======

    The assets acquired are being depreciated using the straight-line method over the following useful lives.

     Peering agreements..........................................  3 years
     Customer contracts..........................................  2 years
     Trade name..................................................  3 years
     Non-compete agreement.......................................  5 years

(d) Represents the elimination of $3.0 million prepaid under the due diligence agreement. This amount was credited towards the total acquisiton price of $9.5 million.

(e) Represents the estimated transaction costs

(f) Represents the elimination of the historical equity balance

                       COGENT COMMUNICATIONS GROUP, INC.
              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)

                                                                                  COGENT
                                                                     ALLIED      & ALLIED                   PSINET       COGENT,
                                                                    PRO FORMA       PRO                    PRO FORMA     ALLIED
                                         HISTORICAL   HISTORICAL   ACQUISITION     FORMA     HISTORICAL   ACQUISITION   & PSINET
ASSETS                                     COGENT       ALLIED     ADJUSTMENTS   COMBINED      PSINET     ADJUSTMENTS   COMBINED
------                                   ----------   ----------   -----------   ---------   ----------   -----------   ---------
CURRENT ASSETS:
  Cash and cash equivalents............   $ 49,017     $ 35,361     $ (1,600)(a) $ 82,778     $     --     $ (6,450)(j) $ 76,328
  Short-term investments...............      1,746       42,711           --       44,457           --           --       44,457
  Accounts receivable, net.............      1,156          859           --        2,015        2,803           --        4,818
  Prepaid expenses and other current
    assets.............................      2,171        1,765           --        3,936          134           --        4,070
                                          --------     --------                  --------     --------                  --------
    Total current assets...............     54,090       80,696                   133,186        2,937                   129,673
PROPERTY AND EQUIPMENT, net............    235,782       25,916      (25,916)(b)  235,782        9,626       (9,384)(k)  236,024
REAL ESTATE ACCESS RIGHTS, net.........         --        8,286       (8,286)(c)       --           --           --           --
GOODWILL AND OTHER INTANGIBLE ASSETS,
  net..................................     10,436           --           --       10,436           --      9,457(l)      19,893
OTHER ASSETS, net......................     19,461        8,069       (4,098)(d)   23,432           --       (3,000)(m)   20,432
                                          --------     --------                  --------     --------                  --------
    Total assets.......................   $319,769     $122,967                  $402,836     $ 12,563                  $406,022
                                          ========     ========                  ========     ========                  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................   $  3,623     $  3,613           --     $  7,236     $     --           --     $  7,236
  Accrued liabilities..................      3,462       12,946        7,226 (e)   23,634        2,386          800 (n)   26,820
  Current maturities of capital lease
    obligations........................        426        1,193           --        1,619           --           --        1,619
  Current maturities of debt...........         --          614           --          614           --           --          614
                                          --------     --------                  --------     --------                  --------
    Total current liabilities..........      7,511       18,366                    33,103        2,386                    36,289
CAPITAL LEASE OBLIGATIONS, net of
  current maturities...................     20,732        1,506           --       22,238           --           --       22,238
LONG-TERM LIABILITIES:
  Credit facility......................    181,312           --           --      181,312           --           --      181,312
  Long-term debt, net of current
    maturities.........................         --          564           --          564           --           --          564
  Convertible notes....................         --      116,980      (84,226)(f)   32,754           --           --       32,754
                                          --------     --------                  --------     --------                  --------
    Total liabilities..................    209,555      137,416                   269,971        2,386                   273,157
                                          --------     --------                  --------     --------                  --------
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, Series
    A..................................     25,892           --           --       25,892           --           --       25,892
  Convertible preferred stock, Series
    B..................................     90,009           --           --       90,009           --           --       90,009
  Convertible preferred stock, Series
    C..................................     61,345           --           --       61,345           --           --       61,345
  Common stock.........................          1            6           (6)(g)        1           --           --            1
  Additional paid-in capital...........     38,724      508,963     (497,986)(h)   49,701           --           --       49,701
  Warrants.............................      8,248       71,127      (71,127)(g)    8,248           --           --        8,248
  Deferred compensation................    (11,081)        (274)         274 (g)  (11,081)          --           --      (11,081)
  Accumulated other comprehensive
    loss...............................         --         (893)         893 (g)       --           --           --           --
  Accumulated deficit..................   (102,924)    (593,378)     605,052 (I)  (91,250)      10,177      (10,177)(o)  (91,250)
                                          --------     --------                  --------     --------                  --------
    Total stockholders' equity
      (deficit)........................   $110,214     $(14,449)                 $132,865     $ 10,177                  $132,865
                                          ========     ========                  ========     ========                  ========
    Total liabilities and stockholders'
      equity...........................   $319,769     $122,967                  $402,836     $ 12,563                  $406,022
                                          ========     ========                  ========     ========                  ========

      NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 2001

----------------------------------------
(a) Represents the estimated transation costs associated with the merger
(b) Represents the (a) decrease of $2.1 million in the historical cost basis of Allied Riser's PP&E to its estimated fair value of $23.8 and (2) the allocation of $23.8 million to negative goodwill
(c) Represents the allocation of $8.3 million to negative goodwill
(d) Represents the allocation of negative goodwill to non-monetary long term assets
(e) Represents the (1) estimated liability for Allied Riser's operating lease commitments not expected to be used by Cogent of $6.1 million and (2) the estimated liability for Allied Risers' real estate access agreements not expected to be used by Cogent of $1.5 million and (3) a reduction of $1.0 million to Allied Risers accrued circuit commitments and (4) additional health care benefits of $0.6 million assumed by Cogent under the merger agreement. Cogent has determined that these obligations qualify as costs to exit an activity of an acquired company under EITF Issue 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination"
(f) Represents the adjustment required to Allied Riser's convertible notes at their fair value using their most recent trading price
(g) Represents the elimination of Allied risers historical equity balance
(h) Represents (1) the elimination of Allied risers historical equity balance and (2) the additional paid in capital resulting from the issuance of 2.1 million shares of Cogent common stock to be issued in the merger. The fair value of the common stock included in the pro forma determination of the purchase price was determined by using the average closing price of Allied's common stock in accordance with SFAS 141 "Business Combinations"
(i)  Represents the elimination of Allied Risers historical equity balance and
    (2) the extraordinary gain of $11.7 million resulting from the excess of the net assets acquired over the purchase price pursuant to SFAS No. 141

(j) Represents cash paid of $6.5 million in April 2002.

(k) Represents the adjustment to record PP&E to its estimated fair value of $242,000

(l) Represents the excess of the purchase price over the estimated fair value of net assets acquired:

    The PSINet purchase price allocation is preliminary and may change upon final determination of the fair value of the assets and liabilities acquired.

                                                                     AMOUNTS
     PSINET, INC.                                                  IN THOUSANDS
     ------------                                                  ------------
     Cash paid...................................................     $ 9,450
     Transaction expenses........................................         800
     Total purchase price........................................      10,250
                                                                      -------
     Estimated fair value of net assets acquired.................         793
                                                                      -------
     Purchase price in excess of estimated fair value............     $ 9,457
                                                                      =======
     Purchase price allocated to:
     Customer contracts..........................................     $ 3,880
     Peering agreements..........................................       3,880
     Trade name..................................................       1,455
     Non-compete agreement.......................................         242
                                                                      -------
     Total.......................................................     $ 9,457
                                                                      =======

    The assets acquired are being depreciated using the straight-line method over the following useful lives.

     Peering agreements..........................................  3 years
     Customer contracts..........................................  2 years
     Trade name..................................................  3 years
     Non-compete agreement.......................................  5 years

(m) Represents the elimination of $3.0 million prepaid under the due diligence agreement. This amount was credited towards the total acquisiton price of $9.5 million.

(n) Represents the estimated transaction costs

(o) Represents the elimination of the historical equity balance

                       COGENT COMMUNICATIONS GROUP, INC.
         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        NETRAIL         COGENT &      COGENT
                                                       PRO FORMA        NETRAIL      PRO FORMA
                            HISTORICAL   HISTORICAL   ACQUISITION      PRO FORMA     FINANCING    ADJUSTED   HISTORICAL
                              COGENT      NETRAIL     ADJUSTMENTS       COMBINED    ADJUSTMENTS    COGENT      ALLIED
                            ----------   ----------   -----------      ----------   -----------   --------   -----------
REVENUE:
Network services..........  $    3,018    $  8,594     $ (6,936)(a)    $    4,676         --      $  4,676   $    19,998
Value added services......          --          --           --                --                                  5,754
                            ----------    --------                     ----------                 --------   -----------
  Total revenue...........       3,018       8,594                          4,676                    4,676        25,752
OPERATING EXPENSES:
Network operations........      19,990      19,128      (17,818)(b)        21,300         --        21,300        61,681
Cost of value added
  services................          --          --           --                --         --            --         4,126
Selling, general and
  administrative
  expenses................      27,322       9,113       (9,113)(c)        27,322         --        27,322        63,600
Depreciation and
  amortization............      13,535       1,360        1,593 (d)        16,488        236 (f)    16,724        39,527
Amortization of deferred
  compensation............       3,265          --           --             3,265                    3,265         4,072
Asset write-down..........          --          --           --                --         --            --       214,585
                            ----------    --------                     ----------                 --------   -----------
  Total operating
    expenses..............      64,112      29,601                         68,375                   68,611       387,590
                            ----------    --------                     ----------                 --------   -----------
OPERATING LOSS............     (61,094)    (21,007)                       (63,699)                 (63,935)     (361,838)
OTHER INCOME (EXPENSE):
Interest expense..........      (7,945)     (1,040)       1,040 (c)        (7,945)      (669)(g)    (8,614)      (13,935)
Interest and other
  income..................       2,126         139         (496)(e)         1,769         --         1,769         7,518
                            ----------    --------                     ----------                 --------   -----------
  Total other income
    (expense).............      (5,819)       (901)                        (6,176)                  (6,845)       (6,417)
                            ----------    --------                     ----------                 --------   -----------
LOSS BEFORE INCOME
  TAXES...................     (66,913)    (21,908)                       (69,875)                 (70,780)     (368,255)
                            ----------    --------                     ----------                 --------   -----------
PROVISION FOR INCOME
  TAXES...................          --          --           --                --         --            --         7,578
                            ----------    --------                     ----------                 --------   -----------
NET LOSS..................  $  (66,913)   $(21,908)                    $  (69,875)                $(70,780)  $  (360,677)
                            ----------    --------                     ----------                 --------   -----------

BASIC & DILUTED NET LOSS
  PER COMMON SHARE (l)....  $   (47.59)                                $   (49.70)                           $     (6.04)
                            ==========                                 ==========                            ===========

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING......   1,406,007                                  1,406,007                             59,704,000
                            ==========                                 ==========                            ===========

                                                                                                   COGENT,
                              ALLIED         COGENT, NETRAIL,                                      PSINET,
                             PRO FORMA           & ALLIED                          PSINET          ALLIED &
                            ACQUISITION         PRO FORMA       HISTORICAL        PRO FORMA        NETRAIL
                            ADJUSTMENTS          COMBINED         PSINET         ADJUSTMENTS       COMBINED
                            -----------      ----------------   -----------      -----------      ----------
REVENUE:
Network services..........  $   (1,222)(h)      $   23,452      $    56,916                       $   80,368
Value added services......          --               5,754               --              --            5,754
                                                ----------      -----------                       ----------
  Total revenue...........                          29,206           56,916                           86,122
OPERATING EXPENSES:
Network operations........      (1,222)(h)          81,759           50,752          (2,184)(m)      130,328
Cost of value added
  services................          --               4,126               --              --            4,126
Selling, general and
  administrative
  expenses................          --              90,922           14,185         (11,538)(m)       93,569
Depreciation and
  amortization............     (39,527)(i)          16,724           92,962         (89,075)(n)       20,611
Amortization of deferred
  compensation............          --               7,337               --              --            7,337
Asset write-down..........          --             214,584          295,521        (295,521)(p)      214,584
                                                ----------      -----------                       ----------
  Total operating
    expenses..............                         415,452          453,420                          470,555
                                                ----------      -----------                       ----------
OPERATING LOSS............                        (386,246)        (396,504)                        (384,433)
OTHER INCOME (EXPENSE):
Interest expense..........     (13,475)(j)         (36,024)              --              --          (36,024)
Interest and other
  income..................          --               9,287               --            (378)(o)        8,909
                                                ----------      -----------                       ----------
  Total other income
    (expense).............                         (26,737)              --                          (27,115)
                                                ----------      -----------                       ----------
LOSS BEFORE INCOME
  TAXES...................                        (412,983)        (396,504)                        (411,548)
                                                ----------      -----------                       ----------
PROVISION FOR INCOME
  TAXES...................          --               7,578               --              --            7,578
                                                ----------      -----------                       ----------
NET LOSS..................                      $ (405,405)     $  (396,504)                        (403,970)
                                                ----------      -----------                       ----------
BASIC & DILUTED NET LOSS
  PER COMMON SHARE (l)....                      $  (115.31)                                       $  (114.90)
                                                ==========                                        ==========
WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING......   2,109,768 (k)       3,515,775                                         3,515,775
                                                ==========                                        ==========

See Notes to Unaudited Condensed Combined Pro Forma Statement of Operations for
                       the year ended December 31, 2001.

              NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA
          STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001

   (a) Represents the elimination of revenue generated by customers whose contracts were not acquired by Cogent.

   (b) Represents the elimination of expenses generated by assets not acquired by Cogent. Retained expenses include network costs under contracts assumed by Cogent. Under the asset purchase agreement, Cogent assumed contracts for network services which totaled approximately $1.3 million in network costs for the year ended December 31, 2001. This
       $17.8 million adjustment eliminates expenses related to contracts which were not acquired and are in excess of the $1.3 million.

   (c) Represents the elimination of expenses generated by assets not acquired by Cogent. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as selling general and administrative expenses by NetRail. This adjustment eliminates $9.1 million of selling, general and administrative expenses related to obligations and commitments which were not acquired.

   (d) Represents (1) the elimination of the historical depreciation and amortization of $1.4 million plus (2) the increase in amortization and depreciation of $3.0 million from the amortization of assets acquired.

                                                              AMOUNTS IN
                                                              THOUSANDS
                                                              ----------
NETRAIL
  Purchase consideration:
    Cash paid...............................................   $11,886
    Transaction expenses....................................       204
                                                               -------
  Total purchase price......................................   $12,090
                                                               =======

  Estimated fair value of assets acquired:
  Tangible assets...........................................       350
    Peering agreements......................................   $11,036
    Customer contracts......................................       704
                                                               -------
                                                               $12,090
                                                               =======

       The purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired.

       The assets acquired are being depreciated using the straight-line method over the following useful lives.

Peering agreements..........................................  3 years
Customer contracts..........................................  3 years
Tangible assets.............................................  3-7 years

   (e) Represents (1) the elimination of historical interest income of $0.1 million plus (2) the estimated reduction to interest income of $0.4 million from the reduction in cash of $12.0 million.

   (f) Represents amortization of the commitment fee of $2.0 million paid to Cisco Capital in connection with Cogent's October 2001 credit facility over the remaining seven year term of the credit facility.

   (g) Represents the amortization of debt issuance costs associated with warrants for 0.6 million shares of Cogent's common stock amortized over the remaining seven year term of the credit facility. These warrants were issued to Cisco Capital in connection with Cogent's October 2001 credit facility.

   (h) Represents the elimination of transactions between NetRail and Allied Riser. Allied Riser was a customer of NetRail.

   (i) Represents the reduction to depreciation and amortization expense resulting from the allocation of negative goodwill.

   (j) Represents increased interest expense resulting from the write down of Allied Riser's convertible notes to their fair value and the resulting additional amortization of discount. The adjustment required to record Allied Riser's convertible notes at their fair value results in an amortization of the discount resulting in additional interest expense.

   (k) Represents the effect of issuing 2.1 million shares of Cogent common stock for all of the outstanding shares of Allied Riser common stock in the merger. Based upon a conversion ratio of 0.0321679 shares of Cogent common stock issued for each share of Allied Riser common stock. The conversion ratio was determined based upon Cogent's common stock on a fully diluted basis.

   (l) Historical basic and diluted loss per common share and pro forma basic and diluted net loss per common share are the same, because Cogent, Allied Riser and the pro forma combined company would have a loss and the effect of common stock equivalents would be anti-dilutive.

   (m) Represents the elimination of expenses allocated to the acquired business, however, generated by assets not acquired by Cogent including, taxes, software maintenance and license fees based upon PSINet's historical cost, and allocated advertising costs and occupancy charges. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as network operations and selling general and administrative expenses by PSINet.

   (n) Represents the elimination of the historical depreciation and amortization expense of $93.0 million offset by the increase in amortization expense of $3.7 million from the acquired assets.

   (o) Represents the reduction in interest income of $0.4 million for the use of cash of $9.5 million to purchase the acquired assets

   (p) Represents the elimination of the asset impairment recorded by PSINet.

                           COMMUNICATIONS GROUP, INC.
         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        HISTORICAL
                                          ALLIED
                                      FOR THE PERIOD                                                                 COGENT, PSINET
                                     FROM JANUARY 1,       ALLIED          COGENT &                   PSINET           AND ALLIED
                       HISTORICAL        2002 TO          PRO FORMA         ALLIED     HISTORICAL    PRO FORMA         PRO FORMA
                         COGENT      JANUARY 31, 2002    ADJUSTMENTS       COMBINED      PSINET     ADJUSTMENTS         COMBINED
                       ----------   ------------------   -----------      ----------   ----------   -----------      --------------
REVENUE:
Network services.....  $    3,542      $       380        $     --             3,922     14,105            --          $   18,027
Value added
  services...........          --               10              --                10         --            --                  10
                       ----------      -----------                        ----------    -------                        ----------
  Total revenue......       3,542              390                             3,932     14,105                            18,037
OPERATING EXPENSES:
Network operations...       6,908            1,076              --             7,984     11,206          (950)(d)          18,240
Cost of value added
  services...........          --                5              --                 5         --            --                   5
Selling, general and
  administrative
  expenses...........       6,640            4,768              --            11,408      1,834        (1,153)(d)          12,089
Depreciation and
  amortization.......       6,677              847            (847)(a)         6,677      1,082           (95)(e)           7,664
Amortization of
  deferred
  compensation.......          --              274              --               274         --            --                 274
                       ----------      -----------                        ----------    -------                        ----------
  Total operating
    expenses.........      20,225            6,970                            26,348     14,122                            38,272
                       ----------      -----------                        ----------    -------                        ----------
OPERATING (LOSS)
  INCOME.............     (16,683)          (6,580)                          (22,416)       (17)                          (20,235)
                       ----------      -----------                        ----------    -------                        ----------
OTHER INCOME
  (EXPENSE):
Interest expense.....      (7,060)            (741)         (1,394)(b)        (9,195)        --            --              (9,195)
Interest and other
  income.............       1,257             (213)             --             1,044         --           (63)(f)             981
                       ----------      -----------                        ----------    -------                        ----------
  Total other income
    (expense)........      (5,803)            (954)                           (8,151)        --                            (8,214)
                       ----------      -----------                        ----------    -------                        ----------
(LOSS) INCOME BEFORE
  INCOME TAXES.......     (22,486)          (7,534)                          (30,567)       (17)                          (28,449)
PROVISION FOR INCOME
  TAXES..............          --               --              --                --         --            --                  --
                       ----------      -----------                        ----------    -------                        ----------
NET (LOSS) INCOME....  $  (22,486)     $    (7,534)                          (30,567)       (17)                       $  (28,449)
                       ----------      -----------                        ----------    -------                        ----------
BASIC & DILUTED NET
  LOSS PER COMMON
  SHARE (l)..........  $    (8.52)     $     (0.13)                       $    (8.84)                                  $    (8.23)
                       ==========      ===========                        ==========                                   ==========
WEIGHTED AVERAGE
  NUMBER OF SHARES
  OUTSTANDING........   2,637,951       59,704,000         820,465 (c)     3,548,416                                    3,458,416
                       ==========      ===========                        ==========                                   ==========


See Notes to Unaudited Condensed Combined Pro Forma Statement of Operations for
                 the three months ended March 31, 2002.

              NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA
        STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 2002

(a) Represents the reduction to depreciation and amortization expense resulting from the allocation of negative goodwill.

(b) Represents increased interest expense resulting from the write down of Allied Riser's convertible notes and capital leases to their fair value and the resulting additional amortization of discount.

(c) Represents the weighted average effect of issuing 2.1 million shares of Cogent common stock for all of the outstanding shares of Allied Riser common stock in the merger. Based upon a conversion ratio of 0.0321679 shares of Cogent common stock issued for each share of Allied Riser common stock. The conversion ratio was determined based upon Cogent's common stock on a fully diluted basis.

(d) Represents the elimination of expenses allocated to the acquired business, however, generated by assets not acquired by Cogent. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as network operations and selling general and administrative expenses by PSINet.

(e) Represents the elimination of the historical depreciation and amortization expense of $1.1 million offset by the increase in amortization expense of $1.0 million from the acquired assets.

(f) Represents the reduction in interest income for the use of cash of $9.5 million to purchase the acquired assets

                                  Exhibit Index

EXHIBIT NO.                     DESCRIPTION
  2.1        Asset Purchase Agreement, dated February 26, 2002, by and among
             Cogent Communications, PSINet et al. (previously filed as
             Exhibit 2.1 to our Form 8-K, dated February 26, 2002, and
             incorporated herein by reference).
